Exhibit 10.14

THIRD MODIFICATION OF LEASE

THIS AGREEMENT, dated as of October 27, 2009, by and between AFFILIATED DEVELOPERS, INC., a New York corporation with offices at 54-65 48th Street, P.O. Box 780007, Maspeth, New York (hereinafter referred to as the “Landlord”) and NEOGENIX ONCOLOGY, INC., a New York corporation with offices at 445 Northern Boulevard, Suite 24, Great Neck, NY 11021 (hereinafter referred to as the “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Agreement of Lease dated March 17, 2005 which was subsequently modified by: (a)Commencement Date Agreement dated May 1, 2005; (b) First Modification of Lease dated My 18, 2008; (c) Second Modification of Lease dated January 22, 2009; and (d) Commencement Date Agreement for the Additional Space (collectively the “Lease”) pursuant to which Tenant leases a portion of the building located at 445 Northern Boulevard, Great Neck, New York 11021, on the second floor containing approximately, without representation 4,531 rentable square feet known as Suite #24 (“demised premises”); and

WHEREAS, Tenant desires to lease approximately, without representation, 2,260 rentable square feet of additional contiguous space from Landlord as shown on Exhibit A attached hereto and made a part hereof (“Additional Space #2”) and Landlord is willing to lease to Tenant the Additional Space #2 upon the terms, covenants and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual terms, covenants and conditions herein set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties covenant and agree as follows:

1.	Each of the “WHEREAS” paragraphs are restated and form a part of this Second Modification of Lease as if set forth verbatim herein.

Neogenix Oncology, Inc.	1
Third Modification of Lease - 10-21-09

2.	Defined terms shall have the meaning set forth in the Lease unless otherwise provided herein to the contrary.

3.	As of the “Commencement Date for Additional Space #2” as defined in paragraph 3 of this Agreement, the Lease shall be modified to incorporate into the demised premises the Additional Space #2 of 2,260 rentable square feet bringing the total square footage of the demised premises to 6,791 rentable square feet. Wherever the square footage is referred to in the Lease, it shall, without representation, be deemed to be 6,791 rentable square feet as of the Commencement Date for Additional Space #2.

4.

The “Commencement Date for Additional Space #2” shall be the date upon which the Landlord’s Work as specified in Exhibit B attached hereto and made a part hereof, is Substantially Completed. “Substantially Completed” shall mean that Landlord’s Work Landlord’s Work as described on Exhibit D when there are only non-essential items or insubstantial details or mechanical adjustment that remain to be performed (i.e., cove base, punch list items, touch up painting) (“Punch List Items”) to be completed. If Landlord’s Work is delayed by Tenant Delays (as hereinafter defined), then the Landlord’s Work shall be considered substantially completed on such date the work would have been substantially completed if not for Tenant Delays. “Tenant Delays” shall mean any delays caused directly or indirectly by any change in Landlord’s Work, any additional work requested by Tenant, Tenant’s failure to make timely decisions with respect to any item of work and shall include, without limitation, any upgrades, substitutions, changes in material or choices of material which are not in stock) and any other delay caused directly or indirectly by the breach, default, negligence or acts or omissions of Tenant, its agents,

Neogenix Oncology, Inc.	2
Third Modification of Lease - 10-21-09

employees, contractors, licensees or invitees including any delays caused directly or indirectly by the performance of any work or installation by Tenant and its contractors (including without limitation, telecommunications, data, computers, furniture, fixtures and equipment) or any changes to the plan attached hereto as Exhibit A or the items of work as set forth in Exhibit B. Landlord estimates, but does not warrant or represent, that Landlord’s Work shall be substantially completed on or about January 1, 2010. Upon substantial completion of Landlord’s Work: (i) Landlord and Tenant shall perform a walk-through of the Additional Space and a list of Punch List items shall be made, and (ii) Landlord and Tenant shall execute a commencement date agreement (the “Commencement Date Agreement for Additional Space #2”) confirming the Commencement Date for Additional Space #2.

5.	The Expiration Date of the Lease (as modified herein) (“Expiration Date”) for the demised premises including Additional Space #2 shall remain May 31, 2017 unless sooner terminated in accordance with the provisions of the Lease.

6.	Effective on the Commencement Date of Additional Space #2, the fixed annual rent payable under Exhibit A – Rent Schedule shall be amended to provide the Per Annum Fixed Rent and Monthly Rent during the period from the Commencement Date of Additional Space #2 through the Expiration Date of the Lease as follows:

RENT PERIOD	PER ANNUM RENT	MONTHLY RENT
Commencement Date for Additional Space #2
through 4/30/10	$174,800.34	$14,566.70
5/1/10 – 4/30/11	$181,792.35	$15,149.36
5/1/11 – 4/30/12	$189,064.04	$15,755.34
5/1/12 – 4/30/13	$196,626.60	$16,385.55
5/1/13 – 4/30/14	$204,491.66	$17,040.97
5/1/14 – 4/30/15	$212,671.32	$17,722.61
5/1/15 – 4/30/16	$221,178.17	$18,431.51
5/1/16 – 4/30/17	$230,025.30	$19,168.78

Neogenix Oncology, Inc.	3
Third Modification of Lease - 10-21-09

If the Commencement Date for the Additional Space falls on a day other than the first of the month, the Monthly Rent shall be pro-rated for the partial month on the Additional Space portion of the Monthly Rent only.

7.	Tenant acknowledges that the electric for Additional Space #2 will be connected to Tenant’s existing electric meter. All charges for the electric shall be in accordance with the terms of the Lease.

8.	Effective on the Commencement Date of Additional Space #2, paragraph 33 of the Lease shall be modified by changing the Tenant’s Proportionate Share defined as “18.87%” to “28.29%”.

9.	Effective on the Commencement Date of Additional Space #2, the first sentence of paragraph 30 of the Lease shall be modified to read, “The Landlord shall assign a total of nineteen (19) parking spaces at the building for the Tenant’s exclusive use.”

10.

Tenant represents and warrants that Tenant has not dealt with any broker in connection with this Third Modification of Lease, and no broker negotiated this Third Modification of Lease or is entitled to any commission in connection therewith, and the execution and delivery of this Third Modification of Lease shall be conclusive evidence that Landlord has relied upon the foregoing representation and warranty. Tenant agrees to indemnify, defend and save Landlord harmless from any brokerage commissions or like fees and all costs, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from claims by any broker or agent claiming to have dealt with Tenant in connection with this Third Modification of Lease. Landlord represents and warrants that Landlord has not dealt with any broker in connection with this Third Modification of Lease, and no broker negotiated this Third Modification of Lease or is

Neogenix Oncology, Inc.	4
Third Modification of Lease - 10-21-09

entitled to any commission in connection therewith, and the execution and delivery of this Third Modification of Lease shall be conclusive evidence that Tenant has relied upon the foregoing representation and warranty. Landlord agrees to indemnify, defend and save Tenant harmless from any brokerage commissions or like fees and all costs, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from claims by any broker or agent claiming to have dealt with Landlord in connection with this Third Modification of Lease.

11.	It is expressly understood and agreed that Tenant is taking Additional Space #2 “AS IS” except as set forth on the attached Exhibit B Landlord’s Work. Landlord is not responsible to do any work to make Additional Space #2 ready for Tenant’s occupancy except as set forth on Exhibit B Landlord’s Work. The layout of Additional Space #2 shall be as set forth on Exhibit A Plan. Landlord’s Work shall be performed in compliance with all applicable laws, ordinances and regulations and Additional Space #2 shall be built in accordance with all applicable laws, ordinances and regulations. Tenant’s acceptance of Additional Space #2 in its “AS IS” condition does not alter, increase or diminish any of Landlord’s maintenance, repair and/or replacement obligations contained in the Lease.

12.	This Third Modification of Lease sets forth the entire understanding and agreement of the parties with respect to the subject matter covered by this Third Modification of Lease and all prior and contemporaneous understandings and agreements regarding the subject matter of this Third Modification of Lease are herein merged; it being understood and agreed that the Lease as modified by this Third Modification of Lease sets forth the entire understanding and agreement between the parties with respect to the subject matter of the Lease as modified by this Third Modification of Lease.

Neogenix Oncology, Inc.	5
Third Modification of Lease - 10-21-09

13.	Except as modified herein, in all other respects, the Lease remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have set their respective hands and seal the day and year first above-written.

AFFILIATED DEVELOPERS, INC.

By:	/s/ Michael Parisi
Michael Parisi, President

NEOGENIX ONCOLOGY, INC.

By:	/s/ Peter Gordon
Peter Gordon, CFO

Neogenix Oncology, Inc.	6
Third Modification of Lease - 10-21-09

EXHIBIT A

PLAN OF DEMISED PREMISES INCLUDING ADDITIONAL SPACE

Neogenix Oncology, Inc.	7
Third Modification of Lease - 10-21-09

EXHIBIT B

LANDLORD’S WORK

Except as may be otherwise specifically provided, Landlord agrees to and will, at its sole cost and expense, perform, furnish, install and provide in the Additional Space only and in the current Conference Room area of the current demised premises that adjoins the Additional Space, the “Standard of the Building” items of work hereinafter set forth:

1.	PARTITIONING: Partitioning to be done in areas as required per the plan attached as Exhibit A.

A.

Interior Office:  5/8” sheetrock, both sides over 2- 1/2” steel stud; steel stud to be installed between demising premises. Interior partitions to run to underside of dropped ceiling. Landlord will provide a maximum of One (1) L.F. of partition per 15 useable S.F. of floor area.

B.	Landlord will spackle and tape walls to a smooth and true finish.

2.	DOORS AND BUCKS:

A.	Double entrance door to be replaced with new - consisting of two (2) 3’-0” x 7’-0” x 1- 3/4” solid core wood door, with 16 gauge hollow metal bucks with wall slot.

B.	Interior doors paint grade 3’-0” x 7’-0” wood doors with steel bucks (hollow core birch).

3.	HARDWARE:

A.	Locksets, 1- 1/2 pair of butts; wall door stops for each door. Entrance doors to have closer and lockset.

4.	CLOSETS:

A.	Provide carpentry in closets consisting of one (I) wood hat shelf (paint grade) and one (1) metal chrome coat rod with sliding wood doors on both closets.

5.	PAINTING:

A.	Landlord is to paint all walls (flat finish), doors and bucks. Color to be chosen by Tenant (dark colors excluded). Color to match existing demised premises for walls, doors and bucks.

Neogenix Oncology, Inc.	8
Third Modification of Lease - 10-21-09

6.	FLOORING:

A.	Landlord will supply and install wall-to-wall carpeting throughout the Additional Space and old conference room area of the existing demised premises except the area as stated in 6B below. Tenant shall have the right to select color of carpeting from samples supplied by Landlord’s carpet supplier. The cost of the carpeting and installation is $11.00 per square yard. In the event Tenant desires a different grade of carpeting, then Tenant may select from Landlord’s supplier such materials, however, Tenant shall be responsible for any cost above $11.00 per square yard. Said payment to be due upon invoice by Landlord. Carpet to match existing style/color as the existing demised premises (please note that Landlord is not responsible for any differences in color shade as lot color may differ from existing demised premises).

B.	Landlord will supply and install VCT in the southwest corner area of the Additional Space (currently known as the “cafeteria area”) of approximately 17’ x 13’ in lieu of carpet. VCT to match existing style/color of the existing demised premises (please note that Landlord is not responsible for any differences in color shade as lot color may differ from existing demised premises).

7.	HUNG CEILINGS:

A.	Existing ceiling grid to remain and be refigured for new layout. Ceiling tiles to match existing tiles in the existing demised premises.

8.	ELECTRIC:

Capacity shall be sufficient for the items listed below:

A.	Receptacles shall be reconfigured where necessary due to layout changes as per the plan attached as Exhibit A. There shall be a total of one (1) 110v wall duplex receptacle as per 150 s.f. of net rentable area. Existing receptacles may be utilized.

B.	Lighting – One (1) 2’ x 4’ fluorescent light fixture with lamps per 100 sf of floor area. A 2’x2’ fixture may be substituted for a 2’x4’ fixture if required to accommodate Tenant’s plan. No incandescent lighting may be specified in any tenant area. AH fixtures to run per the building standard pattern. Existing fixtures may be utilized and lighting to be reconfigured where necessary due to layout changes as per the plan attached as Exhibit A.

C.	Lighting in New Conference Room – Existing six (6) high hats will be reconfigured to the room’s new configuration and be operated by a dimmer switch.

D.	Switches – Ceiling lighting fixtures will be panel switched in open areas and switched individually in private offices where required.

Neogenix Oncology, Inc.	9
Third Modification of Lease - 10-21-09

9.	MISCELLANEOUS:

A.	All of the previous tenant’s visible alarm, phone and network hardware shall be removed.

B.	Previous tenant’s kitchen cabinets and all other kitchen items will be removed from the “cafeteria” area.

C.	Electric panels in the Additional Space shall be covered or removed (choice is discretion of Landlord).

D.	Tenant supplied sink shall be installed by Landlord on the existing plumbing located in the “cafeteria” area.

NOTE:

Landlord further agrees to perform at Tenant’s request, and upon submission by Tenant of necessary plans and specifications, any additional or non-standard work over and above that specified in this Landlord’s Work Letter. Such work shall be performed by Landlord only at Tenant’s sole expense as a tenant extra and paid by Tenant with a 50% deposit and the balance when completed.

Neogenix Oncology, Inc.	10
Third Modification of Lease - 10-21-09